EXHIBIT 99.1

Rock of Ages

FOR IMMEDIATE RELEASE

Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Arbitral Tribunal
Finds Against Rock of Ages Corporation
For $5.4 Million Plus Interest

CONCORD, NEW HAMPSHIRE, June 10, 2004 . . . Rock of Ages Corporation (NASDAQ/NMS: ROAC) announced today that a three member arbitral tribunal of the International Chamber of Commerce awarded Granite Stone Business International, formerly known as Eurimex, an award of approximately $5.4 million in damages, plus interest on the award estimated at $1.1 million. The award was made on the claim by Eurimex that Rock of Ages wrongfully terminated the agreement for the distribution of Salisbury Pink granite outside the United States in late 2000. The tribunal ruled in favor of Rock of Ages on the four other claims brought by Eurimex in the arbitration.

"We are disappointed by this decision," said Kurt Swenson, Chairman and CEO of Rock of Ages. "We have just received and are reviewing the 125 page opinion and will consider with our legal counsel what options are available to the Company with respect to the decision."

The Company previously announced it has no reserve for an adverse judgment. Swenson said he expected that the Company would take a charge in the current quarter, in accordance with Generally Accepted Accounting Practices (GAAP), for approximately $6.5 million to reflect this potential liability. The Company currently expects it will have sufficient resources to pay the award.

 About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

 Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance or events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our obtaining funds under an existing credit line, our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores and maintaining our relationships with independent retailers; changes in demand for the Company's products, product mix, the timing of customer orders and deliveries due to seasonal and other factors; the impact of competitive products and pricing; the loss of key personnel or the inability to attract and retain additional qualified personnel; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports, including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances which may take place after the date of this release.